Exhibit 14.1

VALERA PHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers and employees of Valera Pharmaceuticals, Inc. (the “Company”). All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask Human Resources how to handle the situation.

This Code will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to the Code, which may include removal from a position as director or officer, and dismissal as an employee of the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the procedures described in Sections 18-20 of this Code.

1. Compliance with Laws

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All directors, officers and employees must obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2. Ethical Conduct

Beyond compliance with laws, the Company requires that all its directors, officers and employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of the Company’s business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

3. Scientific Integrity

Research integrity is fundamental to the scientific process and to the Company’s ability to help our clients bring novel products to market. All research and development must be conducted according to applicable laws and regulations and to the generally accepted ethical standards of the scientific community. Scientific misconduct, such as fabrication, falsification, or plagiarism in proposing, conducting or reporting research, disregards the intellectual contributions and property of others, impedes the progress of research and corrupts the scientific record and is prohibited.

4. Health Information

The Company has been involved in performing health-related research for many years. In this capacity, we could, from time to time, possess individually identifiable health information about a study subject’s medical condition, medical history and/or treatment. It is our policy to safeguard the confidentiality of such information as required by law.

If your job responsibilities allow you access to personal information about any person (including study subjects), you are expected to comply with all applicable laws and regulations and with our policies and procedures established for the protection of such information, as well as any standards required by contract. If you have any questions regarding the treatment of health information, contact Human Resources.

5. Accounting, Auditing Matters and Public Disclosure Obligations

The Company’s requirement that directors, officers and employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations. Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the Securities Exchange Commission (the “SEC”) and in any other public communications.

The Audit Committee of the Company has adopted special procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures are set out in Sections 19 and 20 of this Code.

6. Conflicts of Interest

Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the Company. The Company believes that it is in its best interests and is consistent with the obligations of directors, officers and employees to the Company to establish a policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interests of the Company and its shareholders. Any decision will be deemed to be in conflict with the interests of the Company if, in the course of affiliation with the Company, the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee. The divided loyalty that is present when a director, officer or employee has a conflict of interest could potentially lead to serious problems for the Company and could be grounds for disciplinary action or termination by the Company.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a director, officer or employee and the Company. The following events are intended to describe, by way of example, situations that could occur that could lead to a conflict of interest with the Company:

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Relationships with Customer or Competitors: Stock ownership by an employee and other financial interests or participation on the part of an employee in any customer, supplier or competitor of the Company will need to be reported to the Chief Financial Officer.

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Indirect Interests and Relationships: A conflict of interest can arise because of the business activities of an affiliate of a director, officer or employee. The term affiliate includes close family members and family members who live in the same household as a director, officer or employee. A director, officer or employee has a potential conflict of interest whenever his or her affiliate has a significant interest in a transaction or a significant relationship with any customer, supplier or competitor of the Company. The director, officer or employee should not make or influence any decision which could directly or indirectly benefit his or her affiliate and, in order to protect the director, officer or employee and the Company from the appearance of a conflict of interest, all relationships of this nature will need to be reported to the Chief Financial Officer.

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Gifts, Loans and Entertainment: A director, officer or employee will not accept gifts (including trips and outings) from competitors or from anyone having or seeking business with the Company, other than non-cash gifts of nominal value generally used for promotional purposes by the giver or accept loans from any person having or seeking business with the Company (other than loans from banks or financial institutions at prevailing market rates and terms). As a rule of thumb, any gifts with value in excess of $50.00 will be not considered as nominal.

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Participation in business-related functions is permitted, including the acceptance of lunches or other meals. However, each director, officer or employee should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of the Company. If in doubt, the Chief Financial Officer of the Company should be consulted.

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Outside Business Activities: As a general rule, the Company does not allow its employees to participate or engage in business activities outside of their employment with the Company. As a general rule, participation on a part-time or other basis in any outside business or employment will be a conflict of interest if the director, officer or employee’s participation in that business could interfere with his or her ability to devote proper time and attention to his or her employment with the Company. Employees who are considering secondary employment must first get written approval from Human Resources. Under no circumstance will any employee be allowed to work for another pharmaceutical company where there may be a conflict of interest.

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Non-business Activities: Participation in the activities of a trade association, professional society, charitable institution or governmental institution, on a non-compensated basis, or holding a part-time public office (with or without compensation) will not generally create a conflict of interest in violation of this Code. However, if any director, officer or employee is unsure of his or her particular situation, the Chief Financial Officer of the Company should be consulted.

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Personal Use of Company Property and Company Information: It is against Company policy for any director, officer or employee to use or divert any Company property, including services of other employees, for his or her own advantage or benefit, or to use Company letterhead when writing personal correspondence.

Prior to engaging in a transaction or activity that would present a conflict of interest, consent of the Company must be obtained. The proper source of that consent will depend on your position in the Company. If you are a director or officer of the Company, such consent must be obtained from the Board of Directors or the Audit Committee of the Board. If you are not an officer or director, please consult with the Chief Financial Officer of the Company to determine how to obtain the necessary consent.

7. Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business and in strict conformity with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s Chief Financial Officer.

All directors, executive officers, and employees are referred to the Company’s Insider Trading Policy. All directors, executive officers, and employees must be familiar with and follow this policy.

8. Corporate Opportunities

All directors and officers are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain or compete with the Company either directly or indirectly. Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

9. Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional act or practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers or suppliers. Employees should discuss with their supervisor or Human Resources any gifts or proposed gifts of which they are not certain are appropriate.

10. Discrimination, Harassment and Retaliation

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. The Company’s policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability, veteran status and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination.

No director, officer or employee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

11. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

12. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform to applicable legal requirements, generally accepted accounting principles and the Company’s system of internal controls. Further, it is prohibited under federal law and Company policy to fraudulently influence, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of rendering the Company’s financial statements materially misleading. Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the SEC and in any other public communications.

Business records and communications often become public and directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s Chief Financial Officer.

13. Confidentiality

Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the President and Chief Executive Officer, the Chief Financial Officer, or required by law. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us and even the identities of our trading partners. The obligation to preserve confidential information continues even after employment ends.

14. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to Human Resources for investigation.

The obligation of employees to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing, product development and service plans, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

15. Payments to Government Personnel

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the United States government has a number of laws and regulations regarding business gratuities which may be accepted by United States government personnel. The promise, offer or delivery to an official or employee of the United States government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

16. Political Contributions

A corporation is prohibited from making a political contribution to any candidate for federal office. In addition, virtually every state either limits or prohibits the making of political contributions by a corporation to a state or local candidate or political party. If any of the Company’s customers request that the Company make a political contribution, it is essential that prior approval is given by the Chief Financial Officer before any contribution is made. Under no circumstances shall the Company make a political contribution to any federal candidates.

17. Change or Waivers of the Code of Business Conduct and Ethics

Any change or waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or NASDAQ rules. Consents sought and obtained in accordance with the requirements of this Code are not considered waivers.

18. Personal Responsibility

It is essential that the Company ensures prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since directors, officers and employees cannot anticipate every situation that will arise, it is important to have guidelines on how to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor or Human Resources. This is the basic guidance for all situations. In many cases, your supervisor and Human Resources will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s and Human Resources responsibility to help solve problems.

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Seek help from Company resources. If you believe that it is not appropriate to discuss an issue with your supervisor, or you do not feel comfortable approaching your supervisor with your question, discuss it with Human Resources. If that also is not appropriate, call our Chief Financial Officer.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

19. Reporting/Investigation Procedures

Any employee who reasonably believes that there has been a material violation of this Code should report it immediately via the Company’s Compliance website, hotline or to the Chief Financial Officer. Valera is working with EthicsPoint for Company compliance. The website for reporting is www.ethicspoint.com. The toll free hotline which is staffed 24 hours a day is 1-866-294-6275. If the violation is caused by questionable accounting or auditing matters, the employee may submit an anonymous complaint as discussed in Section 20. The Compliance Committee will promptly investigate the matter. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of the Code or who participate in the investigation. If the investigation leads to a conclusion that a material violation of the Code has occurred, the Company will take appropriate corrective action, which may include removal from a position as director or officer and dismissal as an employee of the Company.

The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action, including dismissal.

20. Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters

As an alternative to the procedures described in Section 19, any employee who reasonably believes that there has been a material violation of this Code caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint via the Company’s Compliance website or hotline (reporting information is listed in Section 19). The complaint should contain sufficient information so that a reasonable investigation can be conducted.

Business Conduct and Ethics Policy Acknowledgement

I acknowledge that I have received Valera’s Code of Business Conduct and Ethics Policy and have read and understand the policy.

I agree to comply with the policy and acknowledge that any non-compliance will result in disciplinary action by Valera, up to and including termination of my employment.

Employee Name:

Employee Signature:

Date: